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Stillwater Mining Company

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|  PRESS RELEASE  |

FOR IMMEDIATE RELEASE:             April 23, 2013

Stillwater Reports on First Quarter 2013 Production Results and Montana Expansion Projects

•	First Quarter 2013 Mine Production Results Ahead of Plan

•	Record Recycling Volumes

•	Montana Expansion Projects Continue to Make Significant Progress

BILLINGS, MONTANA – STILLWATER MINING COMPANY (NYSE:SWC) announced today that its mined production of palladium and platinum totaled 127,100 ounces for the first quarter of 2013, exceeding the Company’s plan for the quarter. The Company reiterated its 2013 annual guidance of 500,000 ounces of mined production. For the first quarter of 2012, the Company’s combined mine production of palladium and platinum totaled 120,800 ounces, including 87,700 ounces from the Stillwater Mine and 33,100 ounces from the East Boulder Mine.

First Quarter 2013 Mined Ounces:

	Palladium	Platinum	Total
Stillwater Mine	71,300	21,300	92,600
East Boulder	26,800	7,700	34,500
Company Total	98,100	29,000	127,100

The Company’s recycled volume of palladium, platinum and rhodium (including tolled ounces) in the first quarter 2013 totaled 154,200 ounces, a Company record by a significant margin. This compares to 107,300 ounces recycled during the first quarter of 2012. New suppliers account for the bulk of the surge in recycling volume, although higher PGM prices were also a factor.

First quarter 2013 total cash costs per mined ounce are expected to be approximately $523, up from the $514 recorded for the first quarter of 2012 but below 2013 annual cash cost guidance of $560. (Total cash cost per ounce is a non-GAAP measure defined in the Company’s regular filings with the U.S. Securities and Exchange Commission.) The first quarter 2013 total cash cost estimate is still subject to review by the Company’s independent auditors. The expected increase from last year is primarily the result of our ever-expanding underground mining operations, general wage and other cost inflation and the priority given to our new-miner training programs.

Commenting on the first quarter results, Frank McAllister, the Company’s chairman and CEO, stated, “We are very pleased to report excellent mine production and recycling results during the first quarter of 2013, as well as the good progress on our Montana development projects. In our view, the Company currently is positioned as well now, both operationally and financially, as at any time in its history. This is a direct result of the long-term planning and investment the Company has made in Montana. As we target increased PGM production in this complex ore body, it is also important to highlight the investment we have made in our workforce, and their safety, to achieve these goals.”

Added McAllister, “Importantly, even in the face of recent lower PGM prices, we still enjoy the flexibility to move our growth projects forward at a time when other mining companies are struggling to meet consistent levels of production or raise project financing. We continue to believe the fundamentals for our primary product, palladium, are extremely robust.”

Montana Development Projects

The Graham Creek project’s 8,200-foot excavation, utilizing a tunnel boring machine (TBM), remains on track and is scheduled to be finished in early May. Through the end of the first quarter of 2013, the TBM has completed nearly 8,000 feet of total advance. During the first quarter, work began on the first of two ventilation raises to surface that will be completed as part of the project. The second ventilation raise will begin when the TBM drive and necessary infrastructure development is completed. Both ventilation raises to surface are scheduled to be completed over the next 18 months. It is anticipated that initial production from the Graham Creek project will begin in late 2014 with about 30,000 of annual incremental PGM production expected by 2015.

The Company’s new Far West project, now underway, was first identified in last year’s mine planning process and is situated in an area of relatively high PGM grades between the 3500 and 5000 levels at the western end of the Stillwater Mine. Work on the extension of the 3500 west rail level and supporting infrastructure is proceeding. The Company anticipates the Far West project will take about three years to fully develop with initial production expected during 2016. The project is expected to provide approximately 20,000 ounces of incremental PGM production in 2016 and 45,000 ounces per year thereafter. The Far West represents an acceleration of incremental production made feasible by the Company’s ongoing development of the Blitz project. Because the Far West project is situated within the existing envelope of the Stillwater Mine, the development efforts there will benefit from the existing major infrastructure of the mine.

The Blitz project includes a TBM drive that ultimately will extend about 23,000 feet to the east from the existing Stillwater Mine infrastructure, a second conventional drift parallel to the TBM drive and about 600 feet above it, and a proposed new surface portal and decline to be located about four miles to the east of the existing Stillwater Mine facilities. Through the first quarter, the TBM has advanced about 1,300 feet and the conventional drift has driven nearly 1,800 feet of ramp and infrastructure development. As these drives continue to advance, definitional and probe drilling will be performed to further enhance the understanding of the geology in this area. Once in production, the Blitz project is expected to replace gradually declining production in other areas of the Stillwater Mine and add approximately 25,000 ounces of annual incremental PGM production.

Marathon

The Company’s principal asset at Marathon is a large PGM-copper development project located just north of the town of Marathon, Ontario on the north shore of Lake Superior. It holds a highly attractive palladium deposit of scale. The copper aspect presents opportunity at time of production to lower cost and increase leverage to palladium. The Company has completed and submitted an Environmental Impact Statement for the Marathon project to the appropriate Canadian authorities and has received comments and information requests as a result of the submission. The Company is in the process of responding to these requests.

The Company is engaged in completing the engineering design as well as an updated economic assessment for the feasibility update which it expects to complete during the second half of 2013. Recent findings from the EIS process now take into consideration project design for tailings, waste rock and water management. Early indications from engineering work to date suggest the project remains economically viable with the expected adjustments to grade and the previously updated capital spending projections. Of note, in March 2012 Mitsubishi purchased a 25% interest for $81 million (implied valuation of $325 million representing an 87% premium to the price paid by Stillwater). Mitsubishi’s involvement reduces Stillwater’s capital requirement and project financing risk.

Altar

The Company’s Altar copper-gold project in the San Juan Province of Argentina is an advanced stage exploration property with a substantial drill-indicated resource that is emerging as a large porphyry copper-gold deposit and adjacent satellitic gold deposit. The Company believes the Altar project is a low-cost option on copper-gold with significant resource potential upside. Stillwater has reduced spending significantly at Altar in 2013, and a limited drilling program at Altar for the 2013 season has now been completed successfully approximately one month earlier than planned. For the first quarter of 2013, exploration and administrative expenses at Altar totaled $6.7 million; this compares to a total of $12 million for the first quarter of 2012. The recently completed drilling season included 20 drill holes (16 new drill holes and 4 extensions) totaling 11,100 meters. This compares to the 70 drill holes totaling 27,280 meters completed during the 2012 drilling season. Drill results since acquisition at Altar have been favorable.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company’s shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining Company can be found at its website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as “believes,” “anticipates,”

“plans,” “expects,” “intends,” “projects”, “estimates,” “forecast,” “guidance,” or similar expressions. These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management’s expectations, is found in the section entitled “Risk Factors” in the Company’s 2012 Annual Report on Form 10-K and in subsequent filings with the United States Securities & Exchange Commission. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

INVESTOR CONTACTS:

Mike Beckstead

(406) 373-8971

Or

Arthur Crozier / Jennifer Shotwell / Scott Winter

Innisfree M&A Incorporated

(212) 750-5833

MEDIA CONTACTS:

Dan Gagnier / Michael Henson

Sard Verbinnen & Co

(212) 687-8080

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